Exhibit 10.4

DATED 11 April 2001

ANSON MEDICAL LIMITED

- and -

PETER PHILIPS

SERVICE AGREEMENT

DATED 11 April 2001

PARTIES

1	Company	ANSON MEDICAL LIMITED (company no 2998639) whose registered office is at The Innovation Centre, 67 Milton Park, Abingdon, Oxfordshire OX14 4RX

2	Executive	PETER PHILIPS of Lombard Medical House, 4 Trident Park, Didcot, Oxfordshire OX11 7HJ.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

1.1	Unless the contrary intention appears, the following definitions apply:

associated company	(a)	a company whose equity share capital (as defined by section 744 of the Companies Act 1985) is, as to 20% or more but less than 50%, beneficially owned by one or more Group Company; and

	(b)	a subsidiary of a company within (a) above;

Board	the board of directors of the Company (or any director or committee of directors authorised by the Board);

Bonus	the Executive’s bonus arrangements as set out in clause 3.2;

Commencement Date	2001;

Confidential Information	(a)	trade secrets, customer lists, trading details or other information of a confidential nature relating to a Group Company (including without limitation details of activities, businesses or finances of a Group Company);

	(b)	any other information designated by any Group Company as confidential; and

	(c)	any information in relation to which any Group Company owes a duty of confidentiality to any third party;

Group	the Company, any holding company of the Company and subsidiaries of the Company or of any such holding company and an associated company of any of them;

Group Company	a member of the Group;

holding company and subsidiary	the same meanings as in section 736 of the Companies Act 1985;

Intellectual Property	includes letters patent, trademarks, service marks, designs, utility models, copyrights, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, moral rights, inventions, confidential information, know-how, and rights of a similar nature arising or subsisting anywhere in the world in relation to all of the foregoing, whether registered or unregistered;

Lombard Board	the board of directors of Lombard Medical plc (or any director or committee of directors authorised by the Lombard Board);

Recognised Investment Exchange	the same meaning as in section 207 of the Financial Services Act 1986

Review Date	each anniversary of the Commencement Date;

Salary	the salary referred to at clause 3.1 as varied from time to time: and

1.2	The Executive’s previous employment with the Company shall count towards the Executive’s period of continuous employment which, for the purposes of the Employment Rights Act 1996, began on 1 March 1997.

1.3	The headings in this agreement are for convenience only and do not affect its construction or interpretation.

1.4	The Schedules form part of and are incorporated in this agreement.

1.5	References to an enactment are construed as extending to an amendment or re-enactment and to any previous enactment which is consolidated in the enactment (as amended or re-enacted) and to any regulation or order made under any of them.

1.6	Words denoting the singular include the plural and vice versa; and words denoting any gender include all genders.

2.	Job Title and Duties

2.1	The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive.

2.2	The Executive shall during his employment under this agreement:

2.2.1	perform such duties and exercise such powers as the Board may from time to time reasonably assign to him and such duties and powers may relate or concern the business of any Group Company including serving on the board of directors or other executive body or committee or board of trustees of or relating to such Group Company as may be required from time to time by the Board;

2.2.2	well and faithfully serve the Company and use his best endeavours to promote its interests but, so far as is reasonably possible, not in any way which may conflict with the interests of any other Group Company, which interests the Executive shall use his best endeavours to promote;

2.2.3	give to the Lombard Board such information regarding the affairs of Group Companies as it requires; and

2.2.4	at all times conform to the reasonable directions of the Lombard Board.

2.3	The Executive shall not without the prior consent of the Board:

2.3.1	incur, on behalf of a Group Company, capital expenditure in excess of such sum as is authorised from time to time by resolution of the Board;

2.3.2	enter into, on behalf of a Group Company, commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties or of an unusual, onerous or long term nature;

2.3.3	engage a person on behalf of a Group Company on terms that he will receive remuneration at an annual rate in excess of £30,000 or the termination of whose employment will require more than three months’ notice;

2.3.4	dismiss a employee of a Group Company without giving proper notice or without following the normal disciplinary procedure, and in any case he must immediately report the dismissal and the reason for it to the Board.

2.4	The Executive shall during his employment under this agreement devote himself exclusively to the performance of his duties during normal working hours at his place of employment and at all other times necessary for the proper performance of his duties, unless prevented by ill health from doing so.

2.5	The Executive shall pursuant to regulation 5(1) of the Working Time Regulations 1998 (“the Regulations”), waive his right to claim that the maximum average working time under the Regulations of 48 hours in each seven-day period shall apply to him. The Executive understands that his agreement to this will apply throughout his employment with the Company unless and until he gives the Company three months’ written notice of withdrawal of his agreement.

2.6	The Executive shall not directly or indirectly enter into, or be concerned or interested in, any trade, business or occupation other than the business of the Group except:

2.6.1	with the prior written consent of the Board, but consent may be given subject to any terms or conditions which the Board requires, a breach of which shall be deemed to be a breach of the terms of this agreement; or

2.6.2	as a holder of not more than 3% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange; or

In this clause the expression “occupation” includes membership of Parliament or of a local authority council or other public or private work (whether for profit or otherwise) which, in the reasonable opinion of the Company, may hinder or otherwise interfere with the performance by the Executive of his duties under this agreement.

2.7	The Executive’s place of employment shall be Abingdon, Oxfordshire. With the Executive’s consent (such consent not to be unreasonably withheld), he may be required on not less than 3 months notice, to be permanently employed at any other place. The Executive may be required to travel on the business of a Group Company.

2.8	If the Company requires the Executive to work permanently at a place which necessitates a move from his present address, the Company will reimburse the Executive for all removal expenses directly and reasonably incurred as a result of the requirement subject to the Company’s relocation policy in force from time to time.

2.9	The Company may suspend the Executive for not more than 30 days on full pay for the purpose of investigating the substance of any disciplinary matter involving the Executive and holding a disciplinary hearing.

2.10	The Company shall be entitled to second the Executive to any Group Company. The Executive agrees and irrevocably undertakes to enter into such reasonable restrictions consistent with the terms of this agreement on his activities during and after the termination of any such secondment as such company may reasonably require.

2.11	The Executive shall carry out his duties and exercise his powers jointly with any other executive director appointed by the Board from time to time to act jointly with him.

2.12	The Executive shall not, during the period of this agreement, dispose of or create, or agree to dispose of or create, to or in favour of another person an interest in any of the shares in Lombard Medical pic issued to him otherwise than through Lombard Medical plc’s principal stockbrokers at that time.

2.13	Clause 2.12 above shall not preclude:

2.13.1	the Executive from accepting a general offer for the whole of the share capital of Lombard Medical pic which is recommended by the directors of Lombard Medical pic or which becomes or is declared unconditional as to acceptances; or

2.13.2	a transfer to the trustees of a trust created by the Executive making the transfer of which that the Executive, his spouse or his issue are the only beneficiaries if the trustees first undertake, by a deed in favour of and in a form approved by the Executive, that they-will observe the provisions of this clause in relation to the Lombard Medical pic shares transferred to them.

3.	Remuneration

3.1	Salary

3.1.1	The Executive’s Salary shall be £75,000 per annum which shall accrue from day to day and be payable in arrears by equal monthly instalments on the last day of every month. The Salary shall be inclusive of any director’s fees payable to him under the articles of association of a Group Company.

3.1.2	The Executive’s Salary shall be reviewed by the Lombard Board on the Review Date and may be increased at the Board’s discretion.

3.1.3	The Company may both during this agreement and on termination deduct from the Salary any sum due from the Executive to the Company including but not limited to any outstanding loans, advances, damage or loss to the Company caused by the Executive, excess holiday and over payments.

3.2	Bonus

The Executive shall be entitled to participate in such bonus scheme as the Company may operate from time to time.

3.3	Pension Scheme

3.3.1	The Company shall contribute an amount equal to 6% of the Executive’s Salary to such personal pension plan as the Executive shall nominate from time to time.

3.3.2	There is no contracting-out certificate in force in respect of the employment under the Pension Schemes Act 1993.

3.4	Insurance Benefits

The Executive shall be entitled to participate at the Company’s expense in the Company’s life assurance scheme, the Company’s permanent health insurance scheme for himself and in the Company’s private medical insurance scheme for himself, his spouse and his children under 18 years, subject always to the rules of such schemes which may be varied from time to time and subject to the Executive being accepted at standard rates of premium.

3.5	Company Car

3.5.1	The Company shall supply the Executive with a car for his use in the performance of his duties selected in accordance with Company policy as may be changed from time to time. The Company shall pay all running costs of the car including insurance and maintenance.

3.5.2	The Executive shall take good care of the company car and ensure that the provisions and conditions of any insurance policy relating to it are observed and shall comply with all other requirements of the Company’s policy from time to time for the provision of cars to employees.

3.5.3	The Executive shall return the company car, together with all keys and documentation (including copies), to the Company at its registered office (or any other place the Company reasonably nominates) at any time that the Company requests and, in any event, immediately upon the termination of his employment (however occurring).

3.6	Mobile Telephone

The Company shall, at its own expense, provide the Executive with a mobile telephone.

3.7	Expenses

The Company shall by way of reimbursement pay or procure to be paid to the Executive all reasonable expenses wholly, exclusively and necessarily incurred by him in the performance of his duties under this agreement on production of appropriate vouchers or receipts.

3.8	Other Benefits

Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this agreement shall be regarded as ex-gratia and at the entire discretion of the Company and shall not form part of the Executive’s contract of employment.

4.	Term of Employment

4.1	The Company shall employ the Executive and the Executive shall serve the Company as from the Commencement Date until the expiration of not less than 12 months prior notice to be given by either party to the other such notice to expire on or after the second anniversary of the Commencement Date.

4.2	In lieu of giving the notice referred to above the Company may terminate this agreement summarily on payment to the Executive of a lump sum (subject to tax and national insurance contributions) equal to the Salary and other contractual benefits calculated over the unexpired period of this agreement and/or the Executive’s entitlement to notice. The Executive agrees to accept such payment in full and final settlement of any claim he may have against the Company or any Group Company arising out of the termination of this agreement.

4.3	The Executive’s employment under this agreement shall terminate automatically on the last day of the month in which the Executive shall attain the Company’s retirement age from time to time. This is currently 65 years.

4.4	If this agreement is terminated on notice the Company may require the Executive to cease to perform his duties under this agreement and not to attend at the Company’s premises during the notice period or any part of the notice period as the Company determines. The Company may require the Executive during part or all of such period to perform part but not all of his normal duties or duties different from his normal duties (but not being duties inappropriate to his senior status). The Executive shall comply with any other reasonable conditions imposed by the Company during such period and, in particular, shall resign his directorship of any Group Company and shall not contact clients or customers of the Company if so requested by the Company. During this period the Company shall continue to pay the Executive the Salary and other benefits to which he has an entitlement under this agreement and the Executive, who shall remain in employment, shall continue to be bound by all obligations owed to the Company under this agreement.

5.	Holidays

The Executive shall (in addition to the usual public and bank holidays) be entitled to 25 working days’ holiday in each calendar year to be taken at times convenient to the Company. During the first and last calendar years of the Executive’s employment the Executive shall be entitled to a pro rata proportion of his annual holiday entitlement. The Executive may not carry over accrued holiday entitlement from one calendar year to the next without the written consent of the Board. In the event that notice of termination of this agreement is served by either party, the Company may require the Executive to any outstanding holiday during his notice period. On termination of this agreement (except under clause 7 below) the Company shall make a payment in lieu of any holiday entitlement not taken and may deduct from the final payment of Salary for holiday taken in excess of the Executive’s entitlement.

6.	Incapacity

6.1	The Executive shall continue to be paid during absence due to illness, accident or other incapacity (payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 60 working days in any twelve consecutive calendar months. Thereafter the Executive shall continue to be paid remuneration at the discretion of the Company.

6.2	If the Executive is prevented from performing his duties as a result of illness, accident or other incapacity, either for a period or periods aggregating at least 90 working days in any twelve consecutive calendar months or for 60 consecutive working days the Company may terminate this agreement by giving 30 days’ notice in writing, in which case the Executive shall not be entitled to compensation. The Company agrees that it shall not terminate this agreement so as to prejudice the rights of the Executive under the provisions of any permanent health or permanent or long term disability insurance scheme in force in respect of the Executive.

6.3	If the Executive is at any time prevented by illness, accident or other incapacity from performing his duties for a period of 30 consecutive working days, the Company may appoint a temporary replacement to undertake all or some of his duties during any further period in which he is prevented from performing his duties.

6.4	For the purposes of this clause 6 working days shall be Monday to Friday.

6.5	If required by the Lombard Board the Executive shall, at the expense of the Company, undergo a medical examination by such medical practitioner as the Board nominates. The Executive shall authorise the medical practitioner . to disclose to and discuss with the Lombard Board the results of the examination.

7.	Summary Termination of Employment

7.1	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if the Executive:

7.1.1	commits an act of gross misconduct or of gross neglect; or

7.1.2	commits a material breach of an obligation under this agreement, provided that notice of termination of employment is given by the Company within 28 days after the Lombard Board shall first become aware of such breach, or the Executive shall repeat such breach after receiving notice in writing specifying such breach and warning the Executive that further breach of such obligation may result in termination of his employment under this agreement; or

7.1.3	commits repeated breaches of an obligation under this agreement after receiving notice in writing specifying such breach and warning the Executive that further repeated breaches may result in termination of his employment;, or

7.1.4	in connection with the performance of his duties is guilty of conduct bringing himself or improperly bringing a member of the Group into disrepute; or

7.1.5	has an interim receiving order made against him, becomes bankrupt or makes a composition or enters into any deed of arrangement with his creditors; or

7.1.6	is convicted of an arrestable criminal offence (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or

7.1.7	becomes of unsound mind or becomes a patient under the Mental Health Act 1983; or

7.1.8	is convicted of an offence under the Part V of the Criminal Justice Act 19.93 or under any other statutory enactment or regulations relating to insider dealing; or

7.1.9	commits a breach of clause 2.12 above; or

7.1.10	resigns as a director of the Company otherwise than at the request of the Lombard Board; or

7.1.11	is disqualified from being a director of a company by reason of an order made by a competent court; or

7.1.12	fails to reach performance requirements set by the Lombard Board after receiving a written warning regarding poor performance from the Company.

7.2	The termination by the Company of the appointment shall be without prejudice to any claim which the Company may have for damages arising from breach of this agreement by the Executive.

8.	Termination by Reorganisation or Reconstruction

If the Executive is offered but unreasonably refuses to agree to the transfer of this agreement by way of novation to a company which as a result of a reorganisation, amalgamation or reconstruction acquires or agrees to acquire the whole or substantially the whole of the undertaking or the whole or not less than 90% of the equity share capital of the Company, the Executive shall have no claim against the Company in respect of the termination of this agreement by reason of the subsequent voluntary winding-up of the Company or of the disclaimer or termination of this agreement by the Company within 3 months after his refusal.

9.	Executive’s Obligations on Termination

Upon the termination of this agreement or in the event of the Executive serving on the Company notice to terminate his employment or in the event of the Company requesting the Executive to cease performing or exercising any or all of his duties pursuant to clause 4.4:

9.1	the Executive shall at the request of the Lombard Board immediately resign all his directorships in the Group without claim for compensation and in the event of his failure to do so within 5 days of such request he hereby irrevocably appoints any director or the secretary of the Company as his lawful attorney, in his name and on his behalf, sign and deliver the resignations to the appropriate Group Company;

9.2	the Executive shall immediately deliver to the Company all records, documents, accounts, letters and papers within his possession or under his control relating to the affairs and business of any Group Company and any other property belonging to a Group Company.

10.	Capacity

The Executive warrants that he is not, and will not become, subject to an obligation (contractual or otherwise) which precludes him from entering into this agreement or performing his duties under this agreement and shall indemnify the Company against all claims (including claims for costs and expenses) made by any third party or incurred by the Company in the event of any breach of this warranty.

11.	Inventions

11.1	In accordance with the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright, Designs and Patents Act 1988, if in the course of his employment under this agreement the Executive makes or discovers, or participates in the making or discovery of, Intellectual Property relating to or capable of being used in the business carried on by a Group Company, full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information, data, drawings and assistance as is requisite to enable the Company to exploit the Intellectual Property to the best advantage. If so requested, the Executive shall, at the Company’s expense but without receiving payment, execute all documents and do all things necessary to vest the title to the invention , design or discovery in the Company. The Executive irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any documents and generally to act and to use his name for the purpose of giving to the Company (or its nominee) the full-benefit this clause. A certificate in writing signed by a director or the secretary of the Company that an instrument or act falls within the authority conferred by this clause shall be conclusive evidence in favour of a third party that it is the case.

11.2	If the Executive makes or discovers or participates in the making or discovery of any Intellectual Property during his employment under this agreement but which is not the property of the Company under clause 11.1, the Company shall, subject only to the provisions of the Patents Act 1977, have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within 3 months after disclosure under clause 11.1 on fair and reasonable terms to be agreed or settled by a single arbitrator.

11.3	The Executive waives all of his moral rights as defined in the Copyright, Designs and Patents Act 1988 in relation to the Intellectual Property which is the property of the Company by virtue of clause 11.1.

11.4	Rights and obligations under this clause shall continue in force after termination of this agreement in respect of Intellectual Property made or discovered during the Executive’s employment under this agreement and shall be binding upon his representatives.

12.	Confidentiality and Restrictions

12.1	The Executive shall not (except in the proper course of his duties) during the period of employment under this agreement or subsequently, without the prior consent in writing of the Board, divulge to any person or otherwise make use of Confidential Information and shall, during the period of this agreement, use his best endeavours to prevent the publication or disclosure of any Confidential Information.

12.2	Confidential Information which is made or received by the Executive during this agreement shall be the property of the Company and all such property and copies thereof and any other property of the Group shall be surrendered by the Executive to the Company at the termination of this agreement (howsoever occasioned) or at the request of the Board at any time during the course of his employment.

12.3	In the event of termination of this agreement the Executive agrees to be bound by the restrictive covenants set out in the Schedule.

13.	Discipline and Grievances

13.1	The Company’s discipline and grievance procedures as set out below do not form part of the Executive’s terms and conditions of employment and afford him no legal rights.

13.2	The Executive shall promptly comply with all reasonable orders and reasonable directions given to him by the Board and with any orders or regulations in force at his place of employment.

13.3	If the Executive is dissatisfied with any disciplinary decision relating to him, or has any other grievance about his employment, he should apply in writing to the Chairman of the Group whose decision shall be final.

14.	Notices

All communications between the parties with respect to any of the provisions of this agreement shall be sent to the addresses set out in this agreement, or to such other addresses as may be notified by the parties for the purpose of this clause, by pre-paid registered or recorded delivery post or by facsimile transmission or other electronic means of written communication with confirmation by letter given by the close of business on the next following business day. Any communication to the Company must be marked “For the attention of the Company Secretary”.

14.1	Communications which are sent or despatched as set out below shall be deemed to have been received by the addressee as follows:

14.1.1	by post - 2 business days after despatch;

14.1.2	by facsimile transmission or other electronic means of written communication- on the business day next following the day on which the communication was sent.

14.2	In proving service by post it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed, stamped and posted by registered or recorded delivery post. In proving service by facsimile transmission or other electronic means of written communication, proof of service will be accepted on proof of posting of the confirmatory letter.

14.3	For the purpose this clause a “business day” means a day on which the clearing banks in the City of London are open for business and “close of business” means 18.00 hours.

15.	Data Protection Act 1998

The Executive agrees and acknowledges that the Company will, during the course of the Executive’s employment and after its termination, hold information concerning the executive in its filing systems. This information may include sensitive personal data as defined in the Data Protection Act 1998.

16.	General

16.1	This agreement shall take effect as from the Commencement Date, from which date all other agreements or arrangements, whether written or oral, express or implied, between the Executive and any member of the Group relating to the services or employment of the Executive shall be deemed to have been cancelled.

16.2	The expiration or determination of this agreement shall not affect those terms which are expressed to operate or have effect after its termination and shall be without prejudice to any right of action already accrued to either party in respect of a breach of this agreement by the other party.

17.	Laws

The construction, validity and performance of this agreement shall be governed by the Jaws of England.

DELIVERED as a deed on the date of this agreement.

EXECUTED by ANSON MEDICAL LIMITED

as a Deed

SIGNED AS A DEED by

PETER PHILIPS

in the presence of:

SCHEDULE

Restrictive Covenants

1	Definitions

the Business	the business of the design, manufacture or sale of flexible stent grafts or other products designed, manufactured or sold by the Company or any part of it carried on by any Group Company as at the Termination Date in respect of which the Executive has been concerned or involved to any material extent at any time during the 12 month period immediately prior to the Termination Date.

Material Interest	(a) the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures except for the ownership for investment purposes only of not more than 3% of the issued ordinary shares of a company whose shares are listed on any Recognised Investment Exchange;

(c) the direct or indirect provision of any financial assistance.

Senior Executive	a person with whom the Executive had dealings in the course of his employment and who is or was:

(a) engaged or employed as an employee, director or consultant of a Group Company;

(b) engaged or employed in a capacity in which he obtained Confidential Information; and

(c) engaged or employed at the Termination Date or at any time during the 12 month period immediately prior to the Termination Date.

Termination Date	the date on which this agreement terminates howsoever occurring.

2	The Executive covenants with the Company that he shall not (other than on behalf of the Company) without the prior written consent of the Board (such consent to be withheld only in so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly:

2.1	during the period of 12 months from the Termination Date hold a Material Interest in a business the same as or. in competition with the Business in any country in which the Company is operating as at the Termination Date but, for the avoidance of doubt, this shall not prohibit any of the Executive from being employed within a business not competing with the Business, by a Company or entity some of whose other businesses do compete with the Business;

2.2	during the period of 12 months from the Termination Date:

2.2.1	in relation to a business the same as or in competition with the Business perform any services or supply goods of the kind referred to in the definition of the Business or services related to such goods, to any person, firm or company who was a client or customer of the Company or any Group Company at the Termination Date or during the 12 month period immediately prior to the Termination Date and with whom during that period the Executive had contact or dealings or was aware of m the course of his employment;

2.2.2	in relation to a business the same as or in competition with the Business, canvass, solicit or approach, or cause to be canvassed, solicited or approached, for the purpose of obtaining business, orders or custom relating to the goods of the kind referred to in the definition of the Business, any person, firm or company who was a client or customer of the Company or any Group Company at the Termination Date or during the 12 month period immediately prior to the Termination Date and with whom during that period the Executive had contact or dealings or was aware of the in the course of his employment; or

2.2.3	in relation to a business the same as or in competition with the Business, offer employment to or employ or offer or conclude any contract for services with any Senior Executive or procure or facilitate the making of such an offer by any person, firm or company;

2.3	at any time solicit, entice or prepare or endeavour to solicit, entice or procure:

2.3.1	an employee of a Group Company to breach his contract of employment; or

2.3.2	a person to breach his contract for services with any Group Company;

2.4	at any time:

2.4.1	falsely represent himself as being connected with or interested in a Group Company or in the Business; or

2.4.2	do or say anything likely or calculated to lead any person firm or company to withdraw from or cease to continue offering to a Group Company any rights of purchase, sale, import, distribution or agency then enjoyed by it.

3	The Executive agrees that:

3.1.1	each of the sub-paragraphs contained in paragraph 2 above constitutes an entirely separate, severable and independent covenant and restriction on him;

3.1.2	the duration, extent and application of each of the restrictions contained in paragraph 2 is no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

3.1.3	if a restriction on him contained in paragraph 2 is found void but would be valid if some part of it were deleted, the restriction shall apply with such deletion as may be necessary to make it valid and effective.